UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No.1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

CGG

(Exact name of registrant as specified in its charter)

Republic of France	74-1734402
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Tour Maine Montparnasse

33 Avenue du Maine

75015 Paris

France

(Address of Principal Executive Offices)

Chad Meintel

Duly Authorized Representative

CGG

10300 Town Park Drive

Houston, Texas 77072

(Name and address of agent for service)

(832) 351 8947

(Telephone number, including area code, of agent for service)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Ordinary shares, nominal value €12.80 per share(1)	New York Stock Exchange

(1)	The ordinary shares of the Registrant may be represented by the Registrant’s American Depositary Shares.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box  ☐

Securities Act registration statement file number to which this form relates:

None

Securities to be registered pursuant to Section 12(g) of the Act:

None

Explanatory note

This Form 8-A/A Amendment No. 1 (this “Amendment”) amends the information set forth in Item 1 of the Registration Statement on Form 8-A (the “Form 8-A”) filed with the Securities and Exchange Commission on May 6, 1997 by the Registrant.

No new securities are being registered pursuant to this Amendment, which is being filed solely to update the description of the Registrant’s common stock, par value €0.40 per share (the “Common Stock”), included in the Form 8-A to reflect a reverse stock split of the Common Stock at a ratio of 32-to-1 and the corresponding reduction in the Registrant’s authorized Common Stock.

Item 1.	Description of Registrant’s Securities to be Registered.

A reverse stock split (the “Reverse Stock Split”) of the Company’s Common Stock became effective at 9.00 a.m. (Paris Time) on July 20, 2016 (the “Effective Date”).

Pursuant to the Reverse Stock Split, every 32 shares of Common Stock issued and outstanding upon the Effective Date was exchanged for 1 share of new common stock, par value €12.80.

The Reverse Stock Split also applied to the Company’s American Depositary Shares (“ADSs”) (32 ADSs exchanged for 1 new ADS), with the same ratio of ADSs to ordinary shares that applied prior to the Reverse Stock Split, i.e. one ADS for one ordinary share.

Item 2.	Exhibits.

1.1*	English translation of our Articles of Association (statuts)

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CGG

Date : July 20, 2016

	By:	/s/ STÉPHANE-PAUL FRYDMAN
Stéphane-Paul Frydman
Corporate Officer
Chief Financial Officer